Exhibit 10.4

Employment Agreement Extension

Effective Date:                                           May 30, 2010

Agreement made among Reis Services, LLC, Reis, Inc. (collectively, the “Employers”) and Mark P. Cantaluppi (“Employee”) to extend a certain Employment Agreement, dated as of May 17, 2007, by and between the parties ( the “Employment Agreement”).

Revised Term
The term of the Employment Agreement expires on May 30, 2010. The parties are in the process of negotiating a new agreement (the “New Employment Agreement”) relating to Employee’s employment with Employer (although no such agreement is assured). In the interim, the parties wish to continue and extend the Employment Agreement. Therefore, Employers and Employee agree that the Employment Agreement shall be binding for an additional period of time, beginning with the expiration of the original term on May 30, 2010 and continuing through the earlier of June 30, 2010 or a date on which a New Employment Agreement is executed.

Revised Conditions
This extension shall be on the same terms and conditions as provided in the Employment Agreement and as if set forth in this Agreement.  For  the avoidance of doubt:

●	All Guaranteed Minimum Bonus obligations under the Employment Agreement shall continue through June 30, 2010; and
●
The pro-rata portion (five-twelfths) of the Guaranteed Minimum Bonus for the twelve-month period ending May 30, 2010, together with any Guaranteed Minimum Bonus applicable to June 2010, shall be paid to the Employee as soon as administratively possible following June 30, 2010.

Acknowledgement and Agreement
We have carefully reviewed this Agreement and acknowledge, agree to and accept all of its terms and conditions. We are executing this Agreement as of the Effective Date above.

Employers:		Employee:

REIS SERVICES, LLC

By:	/s/ Lloyd Lynford	/s/ Mark P. Cantaluppi
Name: Lloyd Lynford		Mark P. Cantaluppi
Title: President & Chief Executive Officer

REIS, INC.

By:	/s/ Lloyd Lynford
Name: Lloyd Lynford
Title: President & Chief Executive Officer